Exhibit 99.1

PRESS RELEASE

Contact: Physicians Realty Trust John T. Thomas President and CEO (214) 549-6611 jtt@docreit.com Jeffrey N. Theiler Executive Vice President and CFO (414) 367-5610 jnt@docreit.com

Physicians Realty Trust Reports Third Quarter 2016 Financial Results

Increases 2016 Acquisition Guidance

Announces Third Quarter Investment Activity of $177 Million and

Year-to-Date Investment Activity of $1.1 Billion

Third Quarter Highlights:

•	Reported third quarter 2016 total revenue of $70.0 million, up 101% year-over-year.

•	Generated third quarter net income per share and OP unit of $0.07 on a fully diluted basis, an increase of 40% year-over-year.

•	Generated third quarter normalized funds from operations (FFO) of $0.27 per share and OP unit on a fully diluted basis.

•
Completed third quarter investments of approximately $177.0 million, which included 13 healthcare facilities totaling 635,263 leasable square feet, the acquisition of 1 land parcel for $1.0 million, loan investments of $4.7 million, and noncontrolling interest buyouts of $1.6 million.

•	Declared quarterly dividend of $0.225 per share for the third quarter 2016, paid October 18, 2016.

•	Portfolio was 95.7% leased based on square footage as of September 30, 2016.

•	Increased gross leasable square footage by 6.7% in the third quarter 2016 to 10,233,656 square feet from 9,586,638 as of June 30, 2016.

Subsequent Events Highlights:

•	Closed an additional $30.3 million of investments subsequent to the quarter ended September 30, 2016.

Milwaukee, WI - November 2, 2016 - Physicians Realty Trust (NYSE: DOC) (the “Company,” the “Trust,” “we,” “our” and “us”), a self-managed healthcare real estate investment trust, today announced results for the third quarter ended September 30, 2016.

John T. Thomas, President and Chief Executive Officer of the Trust, commented, “We are very pleased with our third quarter results. While we intentionally slowed down new business development as we focused on the integration of the Catholic Health Initiatives (“CHI”) portfolio, we still had a very strong quarter of new business activity with $177 million of new investments, and approximately $30 million of investments already completed in the fourth quarter. We now own more than 10 million square feet that is almost 96% leased for an average lease term of approximately 8.5 years. Our team’s attention to detail and focus on tenant satisfaction has produced a remarkable integration of the CHI medical office facilities, and early feedback from physician tenants and the CHI hospitals has been very positive. These efforts and our executive attention to operational excellence, as well as new and renewal leasing, is producing far better results than we could have anticipated this early in the relationship. We are determined to set a new high standard for medical office asset management, which starts with sourcing, underwriting, investing, and then managing our high-quality medical office portfolio.”

Third Quarter Financial Results

Total revenue for the third quarter ended September 30, 2016 was $70.0 million, an increase of 101% from the same period in 2015. As of September 30, 2016, the portfolio was 95.7% leased. On a pro forma basis, if all of the 2016 third quarter acquisitions occurred on the first day of the third quarter, total quarterly revenue would have increased by an additional $2.6 million, to a pro forma total of $72.6 million.

Total expenses for the third quarter 2016 were $59.7 million, compared to $31.1 million in the third quarter 2015, or an increase of 92%. The increase in expenses was primarily the result of an $11.5 million increase in depreciation and amortization, an $11.2 million increase in operating expenses, and a $4.0 million increase in interest expense. On a pro forma basis, if all of the 2016 third quarter acquisitions occurred on the first day of the third quarter, depreciation and amortization expense and operating expenses would have increased by an additional $0.6 million and $0.7 million, respectively.

Net income for the third quarter 2016 grew to $10.3 million, compared to net income of $4.0 million for the third quarter 2015.

Net income attributable to common shareholders for the third quarter 2016 was $9.4 million. Diluted earnings per share was $0.07 based on 138.9 million weighted average shares and OP units outstanding.

Funds from operations (FFO) for the third quarter 2016 consisted of net income, less $0.2 million of net income attributable to noncontrolling interests for partially owned properties, plus $23.9 million of depreciation and amortization, less $0.2 million of depreciation and amortization expense for partially owned properties, less $0.4 million of preferred distributions, resulting in $0.24 per diluted share. Normalized FFO, which adds back $4.4 million of acquisition expenses and removes $0.8 million of one-time gains from the elimination of a seller earnout provision during the period, was $37.0 million, or $0.27 per diluted share.

Normalized funds available for distribution (FAD) for the third quarter 2016, which consists of normalized FFO adjusted for non-cash share compensation, straight-line rent adjustments, amortization of acquired above-market and below-market leases, amortization of lease inducements, amortization of deferred financing fees, recurring capital expenditures, and seller master lease and rent abatement payments, was $32.9 million for the third quarter 2016.

Our same-store portfolio, which includes 120 properties, generated year over year NOI growth of 1.0% for the third quarter 2016. This statistic is inclusive of a non-recurring accounting adjustment related to a property tax credit recorded in the third quarter 2015, which led to a $0.2 million increase in relative property taxes on a single property in the current period, representing a negative 80 basis point impact to same-store NOI for the third quarter 2016.

Update on CHI Investment

On May 12, 2016, we announced the closing of the first tranche of 26 medical office facilities from CHI. On July 5, 2016, we announced the closing of the second tranche of 20 medical office facilities from CHI. In our last earnings press release, we announced the July 21, 2016 closing of 1 medical office facility in the portfolio. On September 30, 2016 we closed on 2 additional facilities, representing 93,472 square feet and $19.6 million. We anticipate closing on 1 additional facility during the fourth quarter of 2016 for $4.5 million. The final building in the CHI portfolio is a new medical office facility in Omaha, Nebraska, 100% leased and occupied by CHI’s affiliate, Creighton University Medical Center, which we expect to acquire upon certificate of occupancy by early 2017 for $33.4 million.

Other Recent Events

Dividend Paid

On September 26, 2016, our Board of Trustees authorized and declared a cash distribution of $0.225 per common share and OP Unit for the quarterly period ended September 30, 2016. The distribution was paid on October 18, 2016 to common shareholders and OP Unit holders of record as of the close of business on October 6, 2016.

ATM Program

On August 5, 2016 we established a new at-the-market (ATM) program for our common shares. The new ATM program allows us to offer up to $300 million of our common shares, from time to time, through our respective banking partners. During the quarterly period ended September 30, 2016, we did not issue and sell any common shares pursuant to our ATM program.

Third Quarter Investment Activity

In the quarter ended September 30, 2016, the Company completed $177.0 million of investment activity, including acquisitions of 13 operating healthcare properties located in 9 states representing 635,263 square feet, the acquisition of 1 land parcel for $1.0 million, loan investments of $4.7 million, and noncontrolling interest buyouts of $1.6 million.

Since our August 3, 2016 earnings press release, and through September 30, 2016, the Company completed acquisitions of 9 healthcare properties containing an aggregate of 426,591 net rentable square feet, excluding the CHI portfolio properties. These investments totaled approximately $125.4 million and are detailed below.

Unity Portfolio. On August 8, 2016, the Company closed the acquisition of 4 medical office buildings on the campus of Franciscan St. Elizabeth Health - Lafayette East in Lafayette, Indiana, totaling 127,257 net leasable square feet, for a total purchase price of approximately $28.8 million. The single tenant facilities are 100% leased to Unity Healthcare. The first year unlevered yield on these investments is expected to be approximately 6.8%.

Medical Villages Facilities. On August 23, 2016, the Company closed on the acquisition of Medical Village at Maitland in Orlando, Florida, an 81,477 square foot facility, for a purchase price of approximately $23.2 million. The multi-tenant facility is 100% leased and the anchor tenant is Community Health Centers. The aggregate first year unlevered yield on this facility is expected to be approximately 7.3%.

Tri-State Orthopaedics MOB. On August 30, 2016, the Company closed the acquisition of a 70,110 square foot medical office building in Evansville, Indiana, for a purchase price of approximately $22.0 million. The single tenant facility is 100% leased to Tri-State Orthopaedic Surgeons, Inc. The first year unlevered yield on this investment is expected to be approximately 6.5%.

Maury Regional Healthcare MOB. On September 30, 2016, the Company closed the acquisition of a 62,499 square foot medical office building in Spring Hill, Tennessee, for a purchase price of approximately $18.5 million. The multi-tenant facility is 92% leased with 91% occupied by anchor tenant Maury Regional Healthcare System (Moody’s “Aa2”), an affiliate of Vanderbilt University Medical Center. This facility is a grandfathered hospital outpatient department (HOPD) under Section 603 of the BBA. The first year unlevered yield on this investment is expected to be approximately 6.1%.

Spring Ridge Medical Center. On September 30, 2016, the Company closed the acquisition of a 20,987 square foot medical office building in Wyomissing, Pennsylvania, for a purchase price of approximately $6.1 million. The single tenant 603 asset is 100% leased to Reading Health Physician Network - Cardiology, affiliates of Reading Health System (Moody’s: “AA-“). The first year unlevered yield on this investment is expected to be approximately 6.8%.

Doctors Community Hospital MOB. On September 30, 2016, the Company closed the acquisition of a 64,261 square foot medical office building on the campus of Doctors Community Hospital (Moody’s: “Baa3”) in Lanham, Maryland, for a purchase price of approximately $26.8 million. The multi-tenant facility is 100% leased with 83% leased to the hospital system. The first year unlevered yield on this investment is expected to be approximately 6.0%.

Recent Investment Activity

Since September 30, 2016, the Company has acquired 2 condominium units containing an aggregate of 55,215 net leasable square feet for an aggregate purchase price of $29.4 million. In addition, the Company entered into 1 joint venture, representing an investment of $0.9 million, resulting in total subsequent investments of $30.3 million.

Northwest Michigan Surgery Center. On October 28, 2016, the Company closed the acquisition of 2 condominium units that comprise a 55,215 square foot ambulatory surgery facility in Traverse City, Michigan, for a total purchase price of approximately $29.4 million, consisting of the issuance to the sellers of an aggregate 947,936 common shares of beneficial interest and nominal cash. The surgery facility is 100% leased and the anchor tenant is Northwest Michigan Surgery Center, a joint venture between Munson Healthcare and a physician group. The first year unlevered yield on the combined investment is expected to be approximately 6.7%.

United Surgical Partners J.V. On October 31, 2016 we invested $0.9 million for a 43% interest in a limited liability company controlled by United Surgical Partners, Inc, ("USPI"), a subsidiary of Tenet Healthcare (NYSE:THC), to acquire a 22,275 square foot medical office building in Scottsdale, Arizona anchored by an ambulatory surgery center controlled by and leased to, USPI and Dignity Health, in partnership with physicians. The total purchase price of the medical office building will be $6.6 million and is expected to yield a first year unlevered return of 7.0%.

2016 Acquisition Guidance

The Company has increased its acquisition guidance from the previous level of $1.0 billion to $1.25 billion, and now expects to close between $1.2 billion and $1.3 billion of total real estate investments in 2016, subject to favorable capital market conditions. This guidance is inclusive of any previously announced acquisitions, including those detailed in the “Recent Events” portion of this press release.

Conference Call Information

The Company has scheduled a conference call on Wednesday, November 2, 2016, at 10:00 a.m. ET to discuss its financial performance and operating results for the third quarter ended September 30, 2016. The conference call can be accessed by dialing (877) 407-0784 from within the U.S. or (201) 689-8560 for international callers. Participants can reference the Physicians Realty Trust Third Quarter Earnings Call or passcode 13646245. The conference call also will be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.docreit.com. A replay of the conference call will be available beginning November 2, 2016, at 1:00 p.m. ET until November 23, 2016, at 11:59 p.m. ET, by dialing (877) 870-5176 (U.S.) or (858) 384-5517 (International); passcode: 13646245. A replay of the webcast also will be accessible on the Investor Relations website for one year following the event. After November 2, 2016, the Company’s supplemental information package for the third quarter 2016 also will be accessible through the Investor Relations section of the Company’s website under the “Supplemental Information” tab.

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company conducts its business through an UPREIT structure in which its properties are owned by Physicians Realty L.P., a Delaware limited partnership (the “operating partnership”), directly or through limited partnerships, limited liability companies or other subsidiaries. The Company is the sole general partner of the operating partnership and, as of September 30, 2016, owned approximately 97.4% of the partnership interests in our operating partnership (“OP Units”).

Investors are encouraged to visit the Investor Relations portion of the Company’s website (www.docreit.com) for additional information, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, press releases, supplemental information packages and investor presentations.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements may include statements regarding the Company’s strategic and operational plans, the Company’s ability to generate internal and external growth, the future outlook, anticipated cash returns, cap rates or yields on properties, anticipated closing of property acquisitions, and ability to execute its business plan. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission (the “Commission”), including, without limitation, the Company’s annual and periodic reports and other documents filed with the Commission. Unless legally required, the Company disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events or otherwise. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed by the Company with the Commission on February 29, 2016, and in the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016 filed on May 6, 2016 and August 4, 2016, respectively.

Source: Physicians Realty Trust

Physicians Realty Trust
Condensed Consolidated Statements of Income
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Rental revenues	$53,327	$28,145	$130,378	$72,111
Expense recoveries	14,361	5,821	31,816	14,265
Interest income on real estate loans and other	2,322	904	5,166	2,661
Total revenues	70,010	34,870	167,360	89,037
Expenses:
Interest expense	7,300	3,341	15,776	7,244
General and administrative	4,917	4,018	13,964	11,359
Operating expenses	19,159	7,966	43,994	20,979
Depreciation and amortization	23,969	12,476	59,778	31,067
Acquisition expenses	4,398	3,257	11,031	11,764
Total expenses	59,743	31,058	144,543	82,413
Income before equity in income of unconsolidated entity and gain on sale of investment property:	10,267	3,812	22,817	6,624
Equity in income of unconsolidated entity	27	26	85	78
Gain on sale of investment property	—	145	—	130
Net income	10,294	3,983	22,902	6,832
Net income attributable to noncontrolling interests:
Operating Partnership	(255)	(200)	(629)	(333)
Partially owned properties	(176)	(79)	(553)	(255)
Net income attributable to controlling interest	9,863	3,704	21,720	6,244
Preferred distributions	(436)	(300)	(1,421)	(791)
Net income attributable to common shareholders	$9,427	$3,404	$20,299	$5,453
Net income per share:
Basic	$0.07	$0.05	$0.17	$0.08
Diluted	$0.07	$0.05	$0.16	$0.08
Weighted average common shares:
Basic	134,608,396	71,034,747	122,973,862	69,040,121
Diluted	138,880,787	75,104,821	127,395,989	73,040,846

Dividends and distributions declared per common share and OP Unit	$0.225	$0.225	$0.675	$0.675

Physicians Realty Trust
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2016	December 31, 2015
ASSETS
Investment properties:
Land and improvements	$172,685	$130,788
Building and improvements	2,220,448	1,284,863
Tenant improvements	12,627	9,243
Acquired lease intangibles	282,798	205,168
	2,688,558	1,630,062
Accumulated depreciation	(153,815)	(91,250)
Net real estate property	2,534,743	1,538,812
Real estate loans receivable	43,817	39,349
Investment in unconsolidated entity	1,326	1,322
Net real estate investments	2,579,886	1,579,483
Cash and cash equivalents	8,396	3,143
Tenant receivables, net	9,551	2,977
Other assets	72,814	53,283
Total assets	$2,670,647	$1,638,886
LIABILITIES AND EQUITY
Liabilities:
Credit facility	$448,321	$389,375
Notes payable	224,339	—
Mortgage debt	113,736	94,240
Accounts payable	2,222	644
Dividends and distributions payable	31,755	20,783
Accrued expenses and other liabilities	46,574	24,473
Acquired lease intangibles, net	9,399	5,950
Total liabilities	876,346	535,465

Redeemable noncontrolling interest - Operating Partnership and partially owned properties	25,891	26,960

Equity:
Common shares, $0.01 par value, 500,000,000 common shares authorized, 134,620,300 and 86,864,063 common shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	1,349	872
Additional paid-in capital	1,893,745	1,129,284
Accumulated deficit	(174,227)	(109,024)
Accumulated other comprehensive income	652	—
Total shareholders’ equity	1,721,519	1,021,132
Noncontrolling interests:
Operating Partnership	46,138	45,451
Partially owned properties	753	9,878
Total noncontrolling interests	46,891	55,329
Total equity	1,768,410	1,076,461
Total liabilities and equity	$2,670,647	$1,638,886

Physicians Realty Trust
Reconciliation of Non-GAAP Measures
(in thousands, except share and per share data)

	Three Months Ended September 30,
	2016	2015
Net income	$10,294	$3,983
Earnings per share - diluted	$0.07	$0.05

Net income	10,294	3,983
Net income attributable to noncontrolling interests - partially owned properties	(176)	(79)
Preferred distributions	(436)	(300)
Depreciation and amortization expense	23,947	12,464
Depreciation and amortization expense - partially owned properties	(168)	(127)
Gain on the sale of investment property	—	(145)
FFO applicable to common shares and OP Units	$33,461	$15,796
FFO per common share and OP Unit	$0.24	$0.21
Net change in fair value of derivative	—	38
Acquisition expenses	4,398	3,257
Write-off of contingent consideration	(840)	—
Normalized FFO applicable to common shares and OP Units	$37,019	$19,091
Normalized FFO per common share and OP Unit	$0.27	$0.25
Normalized FFO applicable to common shares and OP Units	37,019	19,091
Non-cash share compensation expense	1,005	828
Straight-line rent adjustments	(4,952)	(2,373)
Amortization of acquired above/below market leases/assumed debt	698	544
Amortization of lease inducements	248	157
Amortization of deferred financing costs	849	359
TI/LC and recurring capital expenditures	(2,235)	(2,159)
Seller master lease and rent abatement payments	255	270
Normalized FAD applicable to common shares and OP Units	32,887	16,717

Weighted average number of common shares and OP Units outstanding	138,880,787	75,104,821

This press release includes Funds From Operations, or FFO, and Normalized Funds Available For Distribution, or FAD, which are non-GAAP financial measures. For purposes of the SEC’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. Pursuant to the requirements of Regulation G, we have provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

We believe that information regarding FFO is helpful to shareholders and potential investors because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. We calculate FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income or loss (computed in accordance with GAAP) before noncontrolling interests of holders of OP units, excluding preferred distributions, gains (or losses) on sales of depreciable operating property, impairment write-downs on depreciable assets, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs). Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with NAREIT definition or that interpret the NAREIT definition differently than we do. The GAAP measure that we believe to be most directly comparable to FFO, net income, includes depreciation and amortization expenses, gains or losses on property sales, impairments and noncontrolling interests. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from the operations of our properties. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in our financial statements. FFO does not represent cash generated from operating activities in accordance with GAAP, should not be considered to be an alternative to net income or loss (determined in accordance with GAAP) as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

We use Normalized FFO, which excludes from FFO net change in fair value of derivative financial instruments, acquisition-related expenses, acceleration of deferred financing costs, and other normalizing items. However, our use of the term Normalized FFO may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. Normalized FFO should not be considered as an alternative to net income or loss (computed in accordance with GAAP), as an indicator of our financial performance or of cash flow from operating activities (computed in accordance with GAAP), or as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including its ability to make distributions. Normalized FFO should be reviewed in connection with other GAAP measurements.

We define Normalized FAD, a non-GAAP measure, which excludes from Normalized FFO non-cash compensation expense, straight-line rent adjustments, amortization of acquired above or below market leases and assumed debt, amortization of deferred financing costs, amortization of lease inducements, and recurring capital expenditures related to tenant improvements and leasing commissions, and includes cash payments from seller master leases and rent abatement payments. Other REITs or real estate companies may use different methodologies for calculating Normalized FAD, and accordingly, our computation may not be comparable to those reported by other REITs. Although our computation of Normalized FAD may not be comparable to that of other REITs, we believe Normalized FAD provides a meaningful supplemental measure of our performance due to its frequency of use by analysts, investors, and other interested parties in the evaluation of our performance as a REIT. Normalized FAD should not be considered as an alternative to net income or loss attributable to controlling interest (computed in accordance with GAAP) or as an indicator of our financial performance. Normalized FAD should be reviewed in connection with other GAAP measurements.